Exhibit 3

Names and Addresses of the Underwriters

BBVA Securities Inc.

1345 Avenue of the Americas

New York, NY 10105

United States of America

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

United States of America

Credit Suisse Securities (USA) LLC

11 Madison Avenue

New York, NY 10010

United States of America

Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282

United States of America